Exhibit 10.13

SECOND AMENDMENT TO LEASE

THIS SECOND AMENDMENT TO LEASE (the “Second Amendment”) is made and entered into as of the 25th day of April, 2014, by and between FPA Sandy Mall Associates, LLC, a Delaware limited liability company, (the “Landlord”) and Utah Community Bank, a Utah Corporation (the “Tenant”).

RECITALS

WHEREAS, Landlord is the successor-in-interest to Mariemont Holdings, LLC and Tenant are parties to that certain Lease, dated as of January 27, 1999 (the “Original Lease”) and subsequent Lease Renewal/Extension Agreement dated February 12, 2004 and First Amendment to Lease dated June 3, 2009, whereby Tenant leased that certain retail space located at 820 East 9400 South, Sandy, Utah 84070 consisting of approximately 4,484 rentable square feet (the “Premises”).

AND WHEREAS, by this Second Amendment to Lease, Landlord and Tenant desire to extend the term of the lease for the above referenced Premises. All other terms and conditions of the original lease and subsequent amendments will remain unchanged and in full force and effect.

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

AGREEMENT

PREMISES:	820 East 9400 South in the Sandy Village Shopping Center consisting of approximately 4,484 rentable square feet.

LEASE TERM:	One Hundred Twenty (120) months commencing August 1, 2014 and terminating July 31, 2024.

BASE RENT:	August 1, 2014 – July 31, 2015	$5,963.00 NNN per month
	August 1, 2015 – July 31, 2016	$6,082.26 NNN per month
	August 1, 2016 – July 31, 2017	$6,203.91 NNN per month
	August 1, 2017 – July 31, 2018	$6,327.98 NNN per month
	August 1, 2018 – July 31, 2019	$6,454.54 NNN per month
	August 1, 2019 – July 31, 2020	$6,583.63 NNN per month
	August 1, 2020 – July 31, 2021	$6,715.31 NNN per month
	August 1, 2021 – July 31, 2022	$6,849.61 NNN per month
	August 1, 2022 – July 31, 2023	$6,986.60 NNN per month
	August 1, 2023 – July 31, 2024	$7,126.34 NNN per month

OPERATING

EXPENSES:	Triple Net Lease. Tenant is responsible for paying their own utilities, maintenance and repairs and a proportional share of the common area expenses, taxes and insurance of the Shopping Center.

1

TENANT

IMPROVEMENTS:	Landlord to pay for the tenant improvements in the premises as outlined below:

●	Sand and wash with solvent the damaged stained wood. Stain and refinish at base boards and check counter.

●	Demo existing carpet, move office furniture and install new carpet in the offices upstairs, the stairs to the basement and the hallway in the basement.

This work will done after hours and on weekends per Bank’s request.

SECURITY
DEPOSIT:	Tenant currently has a security deposit n file with Landlord in the amount of $5,231.33. No additional deposit will be due at Amendment execution.

INSURANCE:	Tenant shall procure a $2,000,000 per occurrence General Liability Policy as explained more specifically in the original lease document. Ownership and Management companies shall be listed as additional insureds.

REPRESENTATION:	It is understood and agreed that Red Tail Acquisitions, LLC is the only representative involved in this transaction.

CONFIDENTIALITY:	Tenant acknowledges that all correspondence and all communication between Landlord and Tenant concerning information that is part of this Lease Agreement is confidential information (collectively the “Confidential Information”). Tenant shall keep the Confidential Information strictly confidential and shall not disclose the Confidential Information to any person or entity other than Tenant’s financial or legal consultants.

IN WITNESS THEREOF, this Second Amendment has been executed as of the day and year first above written.

“LANDLORD”:		“TENANT”:

FPA Sandy Mall Associates, LLC a Delaware limited liability company		Utah Community Bank a Utah Corporation

By: Its Manager: GF Sandy Mall, LLC		By:	/s/ Kent Landvatter
a Delaware limited liability company			Kent Landvatter – President & CEO

By:	/s/ Michael B. Earl
Michael B. Earl - Manager

2

LEASE RENEWAL/EXTENSION AGREEMENT

This Lease Renewal/Extension Agreement is made and entered into this 12 day of February, 2004, by and between Mariemont Holdings, LLC (“Landlord”) and Utah Community Bank (“Tenant”), with respect to the following.

RECITALS

A.           Landlord and Tenant are parties to a Lease Agreement, dated January 27, 1999 (the “Lease”). A subsquent Lease Amendment No. 1 was executed August, 1999. A subsquent Lease Amendment No. 2 was executed September, 1999.

B.           The term of the Lease presently expires on July 31, 2004.

C.            Landlord and Tenant desire to extend the term of the Lease, adjust the minimum monthly rent due thereunder, and otherwise modify the Lease, upon the following terms and conditions.

TERMS AND CONDITIONS

1.            The term of the Lease is hereby extended for a period of Five Years, commencing August 1, 2004 and terminating on July 31, 2009 (“Extension Period”).

2.            Minimum monthly rent during the Extension Period shall be $5,534.00 per month. Beginning year two (2) of the Extension Period the annual CPI increase shall not exceed 5% annually.

3.            Effective as of September 1, 2000 (the beginning of the Extension Period), Article 6 of the Lease is replaced in its entirety with the following:

4.            Tenant has 2-5 year options remaining under the initial Lease Agreement.

“6.          Additional Rent: CAM Expenses, Real Estate Taxes. It is the intent of both parties that the Minimum Monthly Rent and Percentage Rent, if any, herein specified shall be absolutely net to Landlord throughout each Lease Year of the term of this Lease, that all costs, expenses, and obligations of every kind relating to the Premises which may arise or become due during the term hereof shall be paid by Tenant and that Landlord shall be indemnified by Tenant against such costs, expenses, and obligations. In furtherance thereof, Tenant shall pay as additional rent, without demand therefor and without setoff or deduction, its Proportionate Share of expenses and charges as set forth below. All taxes, charges, costs, and expenses which Tenant is required to pay hereunder, together with interest and penalties that may accrue thereon in the event of Tenant’s failure to pay such amounts, and all damages, costs, and expenses which Landlord may incur by reason of any default of Tenant or failure on Tenant’s part to comply with the terms of this Lease, shall be deemed to be additional rent and, in the event of nonpayment by Tenant, Landlord shall have all the rights and remedies with respect thereto as Landlord has for the nonpayment of the Minimum Monthly Rent.

6.1	Proportionate Share: Estimated Payments; Reconciliation.

(a)          The “Proportionate Share” of Tenant shall be obtained by multiplying the expense in question by a fraction, the numerator of which shall be the square-foot area of the Premises and the denominator of which shall be the square-foot area of all space leased in the Shopping Center.

(b)          Tenant’s Proportionate Share of the expenses and charges set forth in this Section shall be computed on the basis of periods of twelve (12) consecutive calendar months as designated by Landlord and payments toward the same shall be made by Tenant in equal installments in advance on the first day of each calendar month, in an amount to be established by Landlord, with Tenant’s payment of monthly rent.

(c)          Within sixty (60) days after the end of each twelve (12) month period, Landlord shall furnish to Tenant a statement showing the Shopping Center’s actual expenses and charges for the preceding period and any adjustments to be made as a result thereof. In the case of deficiency, Tenant shall within ten (10) days remit the amount of such deficiency to Landlord. In the case of a surplus, Landlord shall apply Tenant’s share of such surplus to payments next falling due from Tenant under this Article.

6.2	Expenses.

(a)          Tenant shall pay its Proportionate Share of: (1) all taxes, assessments, levies, and charges, whether special, extraordinary, or otherwise, whether foreseen or unforeseen, which may be levied, assessed, or imposed upon, on account of or with respect to: (i) the ownership of, and/or all other taxable interests in, all land situated in the Shopping Center; (ii) all buildings, structures, and other improvements situated thereon; (iii) rents or rental income, whether such tax be levied on the Landlord or the Tenant; (2) the Shopping Center’s Operating Cost, as defined below; and (3) ten percent (10%) of the foregoing to cover administrative and overhead costs.

(b)          The amount of real estate taxes upon which such payment is based shall be the amount reflected in the most current notice(s) of assessment or tax bill(s) concerning the entire Shopping Center or, if there are none, such amount as Landlord may reasonably estimate. In the event Landlord protests the assessed value of the real property, then Landlord may, at its option, estimate the amount of real estate taxes it believes will finally be owed as a consequence of its protest, and such estimate shall be used for purposes of determining Tenant’s Proportionate Share of expenses. When any such protest is resolved, then the amounts actually determined to be owed for real estate taxes shall be reconciled to the amounts paid by the Tenant, and the deficiency or surplus paid or applied as set forth in Section 6.1(c) above. Tenant at all times shall be responsible for and shall pay, before delinquency, all municipal. county, state, or federal taxes assessed against any leasehold interest or any personal property of any kind owned, installed or used by Tenant. Should the taxing authorities include in such real estate taxes the value of any improvements made by Tenant, or include machinery, equipment, fixtures, inventory, or other personal property of Tenant, then Tenant shall also pay the entire real estate taxes for such items. A tax bill submitted by Landlord to Tenant shall be conclusive evidence of the amount of taxes assessed or levied, as well as items taxed.

(c)          The “Shopping Center’s Operating Cost” means the total cost and expense incurred in operating and maintaining the Common Area, hereinafter defined, excluding only items of expense commonly known and designated as carrying charges, but specifically including, without limitation, utility expenses; personal property taxes and assessments on the Common Area improvements and equipment; premiums on fire and extended insurance coverage, vandalism and plateglass insurance for the Common Areas and all other insurance procured by Landlord pursuant to the Lease; Landlord’s out-of-pocket expenses incurred in contesting or seeking reductions in real estate taxes or assessments; maintenance, repair and replacement of Common Area pavement and mechanical equipment, if any; maintenance and cleaning of the Common Area; gardening and landscaping; repairs; line painting; lighting; security services; sanitary control; and removal of snow, trash, rubbish, garbage, and other refuse. “Common Area” means all area, space, equipment, and special services provided for the common or joint use and benefit of the lessees or occupants of the Shopping Center, or portions thereof, their employees, agents, servants, customers, and other invitees, including without limitation, parking areas, driveways, landscaped areas, truck service ways, loading docks, ramps and sidewalks, and washrooms.”

4.           All terms used herein shall have the same meaning as used in the Lease, unless expressly contradicted herein. In the event of a conflict between the provisions of the Lease and those of this Agreement, the provisions of this Agreement will control. Except as modified herein, the Lease is hereby ratified and confirmed, and shall remain in full force and effect as amended hereby. Guarantors, if any, that sign this Agreement hereby ratify and confirm that their guarantee of the Lease shall continue for the Extension Period, and any modifications, holdovers, renewals, or extensions of said Agreement.

IN WITNESS WHEREOF, the parties hereto have entered into this Agreement as of the date first set forth above.

LANDLORD:

MARIEMONT HOLDINGS, LLC, a Utah limited liability company

By:	/s/ [ILLEGIBLE]

Printed Name:

Title:	Partner

TENANT:

UTAH COMMUNTY BANK

By:	/s/ Philip C. Gibson

Printed Name:	Philip C. Gibson

Title:	Senior Vice Pres.

By:	/s/ Jeff Loosle

Printed Name:	Jeff Loosle

Title:	President